Exhibit 23.3

Consent of Accountants

We consent to the use in Post Effective Amendment No. 3 to Registration Statement on Form S-1 (No. 333-140098) of Liberty Renewable Fuels LLC of the following report:

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Our compilation report dated May 15, 2007 relating to our compilation of forecasted financial statements (parent company only) of Liberty Renewable Fuels LLC for the years 0 through 5 including the selected financial data—Price Sensitivity Matrix, and to the reference to our firm as “Expert” in the prospectus.

Wichita, Kansas

July 25, 2007

250 NORTH ROCK ROAD, SUITE 270, WICHITA, KS 67206-2242. PHONE (316) 685-0222. FAX (316) 685-1868. WWW.KCOE.COM

Members of: American Institute of Certified Public Accountants. Offices in Kansas, Oklahoma and Colorado